                                                                 Exhibit 43
THOMAS F. KUMMER
VON S. HEINZ
KUMMER KAEMPFER BONNER & RENSHAW
Seventh Floor
3800 Howard Hughes Parkway
Las Vegas, Nevada  89109
(702) 792-7000

Attorneys for Defendant/Counterclaimant
ITT CORPORATION




                        UNITED STATES DISTRICT COURT

                             DISTRICT OF NEVADA


HILTON HOTELS CORPORATION and   )
HLT CORPORATION,                ) Case No. CV-S-97-95-PMP(RLH)
                                )
             Plaintiffs,        )
     vs.                        )
                                )
ITT CORPORATION,                )
                                )
             Defendant.         )
                                )
                                )
ITT CORPORATION,                )
                                )
             Defendant and      )
             Counterclaimant,   )
                                )
     vs.                        )
                                )
HILTON HOTELS CORPORATION and   )
HLT CORPORATION,                )
                                )
             Plaintiffs and     )
             Counterdefendants. )
________________________________)


                     ITT'S MEMORANDUM IN OPPOSITION TO
                HILTON'S MOTION FOR A PRELIMINARY INJUNCTION
          REQUIRING ITT TO CONDUCT ITS ANNUAL MEETING IN MAY 1997


     ITT Corporation ("ITT") respectfully submits this memorandum in opposition to the February 26, 1997 motion of

Hilton Hotels Corporation and HLT Corporation (collectively "Hilton") for an order requiring ITT to hold its annual meeting of stockholders in May 1997.1
                           PRELIMINARY STATEMENT

     Hilton's motion is a transparent attempt to bring to a premature end the takeover battle Hilton precipitated. Hilton, whose interests as a potential purchaser are obviously adverse to those of ITT's stockholders as potential sellers, wants ITT to hold its annual meeting in May because holding the meeting later in the year might allow the uncertainties regarding Hilton's offer to be clarified and might allow ITT time to implement alternative means of providing ITT's stockholders with higher value.

     Hilton's motion should be denied:

     -- Hilton's contract claim is without merit. Hilton has not demonstrated that ITT's By-laws require a May meeting. In fact, the By-laws and the Nevada statute contain no such requirement. See


___________________
 1ITT submits herewith the Affidavits of ITT's Chairman and Chief Executive Officer, Rand V. Araskog ("Araskog Aff."); Columbia University Law School Professor, John C. Coffee, Jr. ("Coffee Aff."); Georgeson & Company, Inc. Chief Executive Officer, William M. Crane ("Crane Aff."); Goldman, Sachs & Co. Managing Director, Cody J. Smith ("Smith Aff."); ITT's General Counsel, Richard S. Ward ("Ward Aff."); ITT Outside Director, Margita E. White ("White Aff."); and Von S. Heinz ("Heinz Aff."). References to Hilton's Memorandum will be in the form "Pl. Br."; references to the Affidavit of Daniel H. Burch, submitted by Hilton, will be in the form "Burch Aff."

          Section I.A. Moreover, Hilton has not demonstrated a "vested right" in the By-laws because the By-laws may be amended by the Board. See Section I.B.



     -- Hilton's breach of fiduciary duty claim is without merit. The claim fails even if Blasius were the law of Nevada, which it is not, because Hilton has not demonstrated that the Board's primary purpose is to interfere with the franchise (see Section II.A) and Blasius does not apply because the Board has not set the meeting date (see Section II.B). Moreover, Hilton has not demonstrated the bad faith required to show a breach of fiduciary duty under Nevada law. See Section II.C.

     -- Hilton has not demonstrated that a meeting later than May would cause it to suffer irreparable harm. See Section III.

                             STATEMENT OF FACTS

A.   HILTON'S TENDER OFFER AND ITT'S RESPONSE

     On January 27, 1997, Hilton announced a tender offer for 50.1% of the common stock of ITT at a price of $55 per share (the "Offer"). Crane Aff. PARA 3; Araskog Aff. PARA 3. Hilton has also announced its intention, following successful completion of the Offer, to cause a merger of ITT and Hilton in which each share of ITT common stock not purchased in the Offer would be exchanged for Hilton common stock having a nominal value of $55, subject to certain unspecified collars (the "Proposed Squeeze Out Merger", together with the Offer, the "Hilton Transaction"). Id.

     ITT's Board considered the issues raised by Hilton's offer and unanimously voted to recommend that ITT's stockholders reject the Offer. ITT's financial advisors, Goldman Sachs & Co. ("Goldman") and Lazard Freres & Co. LLC ("Lazard") studied the Offer and determined that it was inadequate. Smith Aff. PARA 7. The market confirms the inadequacy of Hilton's Offer since ITT's stock has traded above the Offer price every day since Hilton's announcement. Coffee Aff. PARA 19. As of February 28, 1997, approximately 710,000 ITT shares, that is about 2/3 of 1% of the outstanding shares, had been tendered to Hilton. See Heinz Aff., Ex. K.

     In the face of Hilton's inadequate and coercive two-tiered offer, ITT and its advisors are continuing to refine ITT's long-term strategic plan and are investigating and pursuing means of ensuring that ITT's stockholders realize the full, long-term benefits of their investment in ITT. Araskog Aff. PARAPARA 5, 8; Smith Aff. PARAPARA 5, 9. If they are to be implemented responsibly, these efforts take time. Smith Aff. PARAPARA 4, 5; Coffee Aff. PARAPARA 15, 18, 40; Crane Aff. PARA 7. In fact, Hilton's President and Chief Executive Officer, Stephen F. Bollenbach, has specifically warned against the dangers of a "fire sale". See Heinz Aff., Ex. J. ITT is demonstrating its ability to deliver superior value through transactions such as the recent agreement regarding Madison Square Garden. Araskog Aff. PARA 7. Even Hilton's Mr. Bollenbach has been reported to be "pleased" by this recent transaction. Heinz Aff., Ex. B.

     In an effort to overcome the Board's decision that the interests of the corporation, its stockholders and its other constituencies would be best served by the Board's resisting the Offer, Hilton has nominated a slate of directors for election at the next annual meeting. Crane Aff. PARA 4; Burch Aff., Ex. A. Hilton's nominees are "committed to remove obstacles to the consummation of Hilton's proposed tender offer and merger" (Pl. Br. at 2).

B.   ITT'S BY-LAWS AND THE NEVADA STATUTORY SCHEME

     ITT's By-laws are fully consistent with the statutory scheme governing Nevada corporations with respect to the Board's authority: (1) to manage the affairs of the corporation; (2) to determine the date of the annual meeting; and (3) to amend the By-laws.

     Section 2.1 of ITT's By-laws (Burch Aff., Ex. D) provides that:

          "The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all the powers of the Corporation except such as are by applicable law, the Articles of Incorporation or these By-laws required to be exercised or performed by the stockholders."

                                                                      6
This By-law is consistent with NRS 78.120(1), which provides:

     "Subject only to such limitations as may be provided by this chapter, or the articles of incorporation of the corporation, the board of directors has full control over the affairs of the corporation."

Consistent with this broad grant of authority under the By-laws and under the Nevada statutes, Section 1.2 of ITT's By-laws provides the Board with the discretion to determine the date of the annual meeting of stockholders:

     "An annual meeting of stockholders shall be held at such place (within or outside the state of Nevada), date and hour as shall be determined by the Board and designated in the notice thereof."


This By-law is consistent with NRS 78.330(1), which provides:

     "Unless otherwise provided in the by-laws, the board of directors have the authority to set the date, time and place for the annual meeting of the stockholders."

Section 2.2 of ITT's By-laws establishes the term of office for Directors:2

     "Each Director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until

_____________
2Hilton mistakenly refers to Section 1.3 of the By-laws as establishing a term of office. See Pl. Br. at 1; Burch Aff. PARA 4. That section, which sets forth the purpose of the annual meeting, provides: "At each annual meeting, the stockholders shall elect the members of the Board for the succeeding year."

     his or her earlier death, retirement, resignation or removal."3

Section 2.2 is consistent with NRS 78.345(1), which establishes a time period that must expire before stockholders may petition the courts to force the directors to hold an election:

     "If any corporation fails to elect directors within 18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction in equity, upon application of any one or more stockholders holding stock entitling them to exercise at least 15 percent of the voting power, to order the election of directors in the manner required by NRS 78.330."

     Hilton understands that the By-laws and statutes do not
require a May meeting.  Thus, Stephen F. Bollenbach, Hilton's
President and Chief Executive Officer, stated during a
January 28, 1997, teleconference with industry analysts, in
response to a question regarding whether ITT could delay its annual meeting:  "I am advised by counsel that they can delay it
for a couple of months . . . ."  Heinz Aff., Ex. C at 6.4   That
ITT can hold its annual meeting later than
_________________
 3Hilton's counsel stated at the March 5 oral argument: "The bylaws say a director shall serve a term of one year, not eighteen months, not till November of 1997, one year, to May 1997." Heinz Aff., Ex. A at 55. That statement is incorrect.

 4Mr. Bollenbach, invoking boxing history, declined to be more specific on what he meant by "several months". Id. There is obviously no principled basis on which to draw any distinction between a "couple of months" and the longer period specified in NRS 78.345. It is therefore clear that

                                                                       8
May is also consistent with the use of the phrase "annual meeting" in the by-laws of other major corporations (Coffee Aff.
PARA 37, Ex. A), as well as the use of that phrase in ITT's By-laws to distinguish this "regular" meeting from any "special" meetings. Ward Aff. PARAPARA 3-4.

     The Board also has the express power to amend the By-laws.
Section 13 of ITT's By-laws provides:

     "Except as otherwise provided in Section 2.8(b) of these By-laws, these By-laws, or any of them, may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board at any regular or special meeting of the Board, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board."5

This By-law is consistent with NRS 78.120(2), which provides:

     "Subject to the by-laws, if any, adopted by the stockholders, the directors may make the by-laws of the corporation."

_________________
Hilton does not even believe its own argument that the By-laws require a meeting in May, especially since Hilton is obviously also on notice that the By-laws are subject to amendment by the Board.

 5The sole exception to the Board's authority to amend the By-laws relates to a special provision of the By-laws, Section 2.8(b), that requires that the Compensation Committee, which determines the compensation and benefits afforded the employees of the Company, must be composed of a majority of independent directors.

                                                                       9
C.   ITT'S 1997 ANNUAL MEETING

     ITT's Board of Directors has not established the date for the 1997 annual meeting. White Aff. PARA 4. ITT's Board is considering the numerous, complex issues raised by Hilton's hostile takeover attempt, its proposed second-step squeeze out merger and its proxy solicitation. Id.; Araskog Aff. PARAPARA 4-
5. The Board's actions have been taken, and will be taken, with a view toward the interests of the corporation, its stockholders and the other constituencies whose interests are recognized by Nevada law. White Aff. PARA 5; Araskog Aff. PARA 5.6 ITT's Board, of which only two of the eleven are ITT employees, is not attempting to entrench itself. White Aff. PARA 6; Araskog Aff. PARA 8.

     Moreover, a number of factors would strongly support a decision to hold the annual meeting later than the May date sought by Hilton.

     First, to force a stockholder vote in May would handcuff the ITT board at exactly the point when its stockholders most rely on it to enhance stockholder

________________

  6 The exercise of the directors' powers is subject to the duty set forth in NRS 78.138(1), which provides:

  "Directors and officers shall exercise their powers in good faith and with a view to the interests of the corporation."

                                                                      10
value.  Coffee Aff. PARAPARA 8, 14, 21; Smith Aff. PARA 8.7
Additional time will allow ITT to refine and implement its strategic plan in a value-maximizing manner. Crane Aff. PARA 6;
Smith Aff. PARA 5. If Hilton's demand for a premature election is granted, ITT may have to disclose with whom it is negotiating, the prices it expects and similar details in order to support the credibility of its strategic plan and these disclosures would undercut ITT's bargaining power and its ability to negotiate superior prices. Smith Aff. PARA 6. Moreover, the ability to evaluate the Hilton Transaction against ITT's actual 1997 results based on ITT's refinement of its long-term strategic plan would add a level of certainty to the comparison, as well as increase the value to ITT's stockholders and ITT's other constituencies.
Smith Aff. PARA 9.

     Second, the actual value of Hilton's proposed transaction is uncertain due to numerous issues which require time to resolve, including, but not limited to: (a) whether the consideration to be received in the Hilton Transaction represents adequate value for ITT's stockholders; (b) the actual value of the consideration


_________________
  7 As Professor Coffee explains, a bidder in Hilton's position would logically want a quick stockholder vote precisely because an early vote would reduce the ITT Board's opportunity to pursue alternative strategies. Coffee Aff. PARA 15; see also Smith Aff. PARAPARA 4, 8; Crane Aff. PARAPARA 11, 13.

                                                                       11
to be received by ITT's stockholders in the Proposed Squeeze Out
Merger; (c) what conditions will be imposed on Hilton in connection with its financing arrangements for the Offer;
(d) whether Hilton's preliminary understanding with HFS, Inc. to license, on a long-term, worldwide basis, ITT's Sheraton trademark, franchise system and management agreements would have an adverse effect on that business; (e) whether Hilton has had access to and misused confidential ITT information; (f) whether the Hilton Transaction violates the antitrust laws; and
(g) whether Hilton will obtain the necessary regulatory approvals in connection with the Hilton Transaction.8 Araskog Aff. PARA 4;
Crane Aff. PARA 8; Smith Aff. PARAPARA 7, 12.

     Third, if the takeover contest is not artificially cut off, the stockholders will be beneficiaries of responses that can be taken over time that will require increases to the Offer price if the Offer is to be meaningful, particularly, as here, where the Offer was designed to take advantage of the temporarily depressed pre-Offer price of ITT common stock (thus Hilton's

__________________
  8The burden of non-consummation of the Hilton Offer will be shifted to the ITT stockholders and away from Hilton if Hilton were to force ITT's stockholders to decide on the Hilton proposal before the regulators have to. Coffee Aff. PARA 23. Moreover, if the regulatory approvals take time, there is even less reason for ITT's stockholders to make an immediate decision in May. Coffee Aff. PARA 24.

                                                                      12
desire to have the meeting as early as possible).  Coffee Aff.
PARAPARA 10-14, 16-20; Smith Aff. PARAPARA 8, 11; Crane
Aff. PARAPARA 11, 13. In fact, many companies have held their annual meetings later than usual, or even postponed an annual meeting that had already been scheduled, under similar circumstances. Crane Aff. PARA 5, Ex. B.9

     In short, additional time will likely lead to a greater benefit to the stockholders. Smith Aff. PARAPARA 9, 12; Crane Aff. PARA 6; Coffee Aff. PARAPARA 8-30. Additional time allows the stockholders to receive and digest information concerning the Offer, Hilton's plans for ITT, and ITT's plans. Crane Aff. PARAPARA 6, 7, 10; Smith Aff. PARA 9, 12. Thus, with additional time the

_________________
  9That the Board's discretion to set stockholder meeting dates or to amend existing by-laws (including in a way that affects the scheduling of meetings) is not necessarily either a breach of contract or a breach of fiduciary duty is also illustrated by the professional literature. For example, a public memorandum prepared by prominent M&A counsel recommends that companies with a by-law specifying a particular date for the annual meeting should amend the by-laws to authorize the board to set an alternative date, that the board should be authorized to postpone a previously scheduled annual meeting and that by-laws should be amended to eliminate any right of shareholders to call special meetings and to limit the ability of stockholders to nominate individuals as directors or bring other business before a meeting. See Heinz Aff., Ex. L. The model by-laws attached to this memorandum (see id.) use the term "annual meeting" without any indication that following the model would require meetings to be held within 12 months of each other, a result that would obviously conflict with the recommendation of deletion of any by- law providing for a specific date.

                                                                      13
stockholders will be able to make a more informed decision as to the real value of both ITT and the Hilton Transaction. Smith
Aff. PARAPARA 9, 12. Simply put, holding the annual meeting later than May will benefit the stockholders' decision. Crane
Aff. PARA 14; Coffee Aff. PARAPARA 8, 23-25; Smith Aff.
PARA 12.10
                             ARGUMENT

     Hilton's motion for an order requiring ITT to hold the annual meeting in May 1997 is a request for a mandatory preliminary injunction. See e.g., Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1120-21 (Del. Ch. 1990). Mandatory injunctive relief is "subject to heightened scrutiny" (Dahl v. HEM Pharmaceutical Corp., 7 F.3d 1399, 1403 (9th Cir. 1993) and is "particularly disfavored under the law of this circuit".
Stanley v. University of S. Cal., 13 F.3d 1313, 1319-20 (9th Cir.
1994). Thus, contrary to Hilton's suggestion that it need only meet the preliminary injunction burden (Pl. Br. at 14), Hilton's burden on this motion is more

-----------------
  10The statement that "no delay is necessary" (Burch Aff. PARA 9) put forth by Hilton's proxy solicitor lacks any support and should not be given any weight. Similarly, Mr. Burch's purported legal interpretation of ITT's By-laws (id. PARA 4) and the New York Stock Exchange requirements (id. PARA
5), as well as his speculations concerning the Board's motivations (id. PARAPARA 7, 9, 10) and his speculation concerning the opinion of ITT's proxy solicitor (id. PARA 12), should all be given no weight.

                                                                      14
onerous; Hilton must show that "the facts and law clearly favor the moving party". Anderson v. United States, 612 F.2d 1112,
1114 (9th Cir. 1979).

     Hilton does not, and cannot, sustain its burden.

I.   HILTON HAS FAILED TO SHOW THAT ITT IS REQUIRED TO HOLD ITS
     ANNUAL MEETING IN MAY.

     Both the Nevada statutes and ITT's By-laws grant the Board the power to establish the date of the annual meeting and to make or amend the Company's By-laws, unless such actions would violate the statutory scheme.11 There can be no argument here that the Board's actions violate the statutory scheme. Indeed, the statutory scheme, specifically NRS 78.345, shows that stockholders have no argument that the directors' "term of office" is only 12 months. This statute confirms that the By-laws do not require a May meeting. See Section I.A, infra. Moreover, Hilton has no vested right in the By-laws because the Board can amend the By-laws. See Section I.B, infra.

_______________
  11Although it would have been possible to adopt By-laws that set a specific date for the annual meeting that is not subject to change by the Board, even Hilton has not argued that Section 1.2 is such a By-law. Thus, ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094 (D. Mass. 1990) (cited in
Pl. Br. at 3-4) is irrelevant. The Board's action in setting a meeting date might also be subject to a breach of fiduciary duty argument. We show in Section II why no such claim can be made here.

                                                                      15
A.   ITT'S BY-LAWS DO NOT REQUIRE AN ANNUAL MEETING IN MAY

     Virtually conceding that Nevada law gives the Board complete discretion to set the meeting date, subject to the stockholders' rights granted in NRS 78.345(1), Hilton tries to argue that ITT has voluntarily limited the Board's discretion by adopting By-laws that require that the annual meeting be held in May. Pl. Br. at 4-5. Hilton is wrong.

     Hilton does not cite any express ITT By-law that contains this requirement. Nor can it, for there is no such provision. As described above, Section 2.1 of the By-laws provides that the Board shall manage the business and affairs of the corporation and "may exercise all the powers of the corporation" with exceptions that are inapplicable; Section 1.2 of the By-laws provides that the annual meeting "shall be held at such place (within or outside the State of Nevada), date and hour as shall be determined by the Board"; Section 2.2 of the By-laws provides that "[e]ach director shall hold office until the next annual meeting of the stockholders"; and Section 13 of the By-laws provides that the By-laws may be amended by the Board.

     These By-laws track the statutory scheme, which confirms that ITT's Board does not have to have a

                                                                      16
meeting in May. The statutory scheme should be considered in construing the meaning of the By-laws. As the court held in In re Delta Fin. Sers., Inc., No. 89-35552, 1990 WL 212665 at *5
(9th Cir. Dec. 18, 1990) (unreported):

     "'[W]ords and other symbols must be interpreted in the light of the surrounding circumstances; and the existing statutes and rules of law are always among these circumstances.' 3 Corbin on Contracts Section 551, at 198 (1960); see also Farmers and Merchants Bank v. Federal Reserve Bank, 262 U.S. 649, 660 (1923) ('Laws which subsist at the time and place of the making of a contract, and where it is to be performed, enter into and form a part of it, as fully as if they had been expressly referred to or incorporated in its terms.')"

That is especially so here because the By-laws track the statute so closely. See pp. 5-7, supra.

     Hilton's principal cases--Flagg and McCullough--show the importance of viewing the relevant statute.12

_________________
  12Hilton's reliance on Nevada ex rel. Flagg v. Board of Trustees, 4 Nev. 400 (1868) (Pl. Br. at 4, 6) is mystifying. In Flagg, the court interpreted a Nevada statute that set forth a six-month term of office for the initial directors named in the Certificate of Incorporation as requiring the company to hold its first election of directors within six months of its incorporation. Id. at 404-05. The court found that the directors could not circumvent the explicit initial term of office set forth in the statute by passing a by-law setting a later meeting date. Id. at 406-07. In other words, the court held simply that the board could not pass a by-law to avoid a statutory restriction. Hilton's other authority, Nevada ex rel. Curtis v. McCullough, 3 Nev. 202 (1867), is to the same effect. In that case the court, finding a statutory term of office of one year, held that the board could not pass a by-law to avoid that statutory restriction. However, there is no similar term of office provision-- either in ITT's By-laws or in the statutes--that would require ITT to hold its annual meeting in May.

                                                                      17
     Here, NRS Section 78.330(1) provides that "[u]nless other-wise provided in the by-laws, the board of directors have the authority to set the date, time and place for the annual meeting of the stockholders" and the term "annual meeting" is further explicated by NRS Section 78.345(1), which provides that eighteen months must pass without an election of directors at an annual meeting pursuant to NRS Section 78.330 before stockholders may petition to compel an annual meeting.13

     The statutory scheme thus has decreed that the "term of office" for a director under by-laws such as

_________________
  13Given this clear language, it is not surprising that Hilton does not argue that the statutory usage of "annual meeting" requires the election of directors every twelve months. However, Hilton provides no rationale for adopting an interpretation of the phrase "annual meeting" in ITT's By-laws that would differ from the interpretation of that phrase in the statutes-and, indeed, there is no such rationale.

ITT's14 can, if the board so chooses, be eighteen months before a stockholder can bring suit.15

_________________
  14Hilton attempts to limit the reach of NRS 78.345 by noting that it addresses annual meetings "required by 78.330" rather than annual meetings, like ITT's, that are supposedly "mandated by a by-law provision". Pl. Br. at 7. Hilton is wrong. All Nevada corporations, including ITT, must abide by the terms of NRS 78.330 which mandate that: "Unless elected pursuant [to the written consent statute], directors of every corporation must be elected at the annual meeting of stockholders by a plurality of the votes cast at the election." (emphasis added).

  15Hilton's argument (Pl. Br. at 7) that NRS Section 78.345 is not the exclusive remedy simply misses the point that it has no right to compel a meeting. NRS Section 78.345 defines the statutory "term of office" and establishes conditions to its enforcement. NRS Section 78.345 establishes that ITT's stockholders have a right, upon petition by stockholders holding 15% or more of the voting power, to demand that the Board hold an annual meeting once every 18 months. Hilton has not demonstrated, or even attempted to demonstrate, any immediate threat that this right or any other right will be violated. Unlike here, where Hilton has no right to a meeting, the cases cited by Hilton in support of its argument that NRS
Section 78.345 is not the exclusive remedy all involve the enforcement of an existing right and so are irrelevant. See Ocilla Indus., Inc. v. Katz, 677 F. Supp. 1291, 1301 (E.D.N.Y. 1987) (dated selected for annual meeting would violate provision of New York law requiring annual meeting every 13 months); Silver v. Farrell, 450 N.Y.S.2d 938, 940-41 (N.Y. App. Div. 1982) (statutory remedy not exclusive means to remedy failure to hold annual meeting on date specified in by laws); Danaher Corp. v. Chicago Pneumatic Tool Co., No. 86 Civ. 3499, 1986 WL 7001, *7 (S.D.N.Y. June 19, 1986)
(statutory remedy if meeting not held with thirteen months does not make statutory provision allowing stockholder action by written consent "redundant"). Hilton's citation (Pl. Br. at 7) of Double O Mining Co. v. Simrak, 132 P.2d 605 (Nev. 1942), is misleading. First, the quote ("new right") contained in Hilton's parenthetical (Pl. Br. at 7) does not appear anywhere in the opinion. Second, in the section of the opinion cited by Hilton, the court simply rejected the notion that it could read into the statute equitable considerations not set forth in the statute. The court did not hold, or even discuss whether, the statutory remedy was exclusive.

                                                                      19
     Hilton's efforts to evade the clear meaning of the By-laws are unavailing. Coffee Aff. PARA 31.

     Specifically, Hilton argues that, since ITT held its last annual meeting on May 14, 1996, certain provisions of ITT's By-laws require, by inference, that the next annual meeting also
be held in May.  Pl. Br. at 1, 4-5.16   Hilton is wrong.
Section 1.3 of the By-laws expressly establishes (and is titled) the "Purposes of Annual Meetings". Hilton fails to advise the Court that it is Section 2.2 of the By-laws, not Section 1.3, that establishes (and therefore includes in its title) the "Terms of Office of Directors". Once the proper section of the By-laws (Section 2.2) is consulted, it is plain that, under ITT's By-laws, Directors are elected to serve until the next annual meeting.17


___________________
  16Hilton argues that "Section 1.3 of the by-laws provides that the directors' term of office is one 'year'. Case law confirms that the by-laws mean what they say: ITT must hold an annual meeting for the election of directors and any other proper business once every twelve months." Pl. Br. at 1.

  17Consistent with this provision of ITT's By-laws, the proxy materials for the last annual meeting (the meeting at which the current directors were elected) stated that the "directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified." See Heinz Aff., Ex. I at 6.

                                                                       20
     Hilton also argues that, because ITT's By-laws use the word
"annual" to describe the regular meeting of the stockholders at which the directors are to be elected, the By-laws require the election of directors once every twelve months.18 This is wrong.
The phrase "annual meeting" is used in modern times to distinguish regular meetings of stockholders from special meetings of stockholders, rather than to impose a requirement that the elections be held once every twelve months. Coffee Aff.
PARAPARA 32, 37-39. And the use of the phrase "annual meeting" in ITT's By-laws was never intended to impose a limit on the discretion of the Board of Directors to determine when, within the limits set by applicable law, to hold the annual meeting.
Ward Aff. PARAPARA 3-4.19 As described above, the Nevada statute

__________________
  18Hilton also argues that the provisions of Sections 1.3(b) and 2.2 of ITT's By-laws, which require that stockholders submit director nominations 90 days in advance of the anniversary date of the last annual meeting, require the meeting to be held in May. Hilton's logic does not follow, and, obviously, if no other provision of the By-laws require that the meeting be held in May, then these provisions cannot serve to establish such a requirement.

  19ITT believes that the By-laws unambiguously give the Board discretion in scheduling the annual meeting and that the By-laws do not require an annual meeting every twelve months. If, however, the Court finds the By- laws ambiguous, parol evidence is properly admitted to resolve the ambiguity.
See Gramanz v. T-Shirts & Souvenirs, Inc., 894 P.2d 342, 347 (Nev. 1995); Crank v. Nevada Indus. Comm'n, 675 P.2d 413, 415 (Nev. 1984).

                                                                      21
indicates that use of the phrase "annual meeting" plainly does not in and of itself require that directors be elected every twelve months. Coffee Aff. PARA 33.


     Hilton bases its entire argument on Nevada ex rel. Curtis v. McCullough, 3 Nev. 202 (1867) and its discussions of "annual".
In McCullough, the court, construing California law as it existed in 1867, found that the legislative purpose of a statutory
requirement that directors be "annually elected" was to impose a
twelve month term of office.  See id. at 224.20     The  McCullough
court's interpretation of the word "annual" was against the
background of the statutes in existence at that time.  In the
130 years since McCullough was decided, the corporate statutes of both Nevada and California have been extensively revised.  The current Nevada statutory scheme clearly envisions that, absent a contrary provision in the articles of incorporation or in the by-laws, annual meetings need be held only once every 18 months.
When the Nevada Legislature passed the predecessor statute to
NRS 78.345 in 1925, it necessarily abrogated any prior judicial holdings
_______________
  20The court therefore held that the directors could not extend their statutory term of office by amending, a few days before the required meeting, a by-law provision that called for the annual meeting to be held on the second Thursday of July. See id. at 226-27.

                                                                      22
that the use of the phrase "annual meeting" required the election to occur once every twelve months.21 In fact, McCullough has never subsequently been cited by any Nevada court for the proposition advocated by Hilton. Moreover, adopting Hilton's reasoning, and its reliance on McCullough's out-dated definition of "annual meeting", would create an internal inconsistency in NRS 78.345 since the statute, which uses the phrase "annual meeting", clearly permits such a meeting to be held, if the board so wishes, only once every 18 months.

     Thus, Hilton asks this Court to interpret ITT's By-laws, which were adopted in 1995, against the background of the statutes and possible usage in existence 130 years ago rather than against the background of the statutes and usage in existence at the time those By-laws were adopted. Such a suggestion should be rejected.

______________
  21If McCullough were still good law, then the Legislature has passed a meaningless statute. There is no need to pass a statute granting stockholders the right to compel an election after 18 months (if they represent at least 15% of the voting power of the shares) if, as Hilton argues, a single stockholder (with less than 1% of the shares) already has the right to compel an election after 12 months merely by virtue of the words "annual" or "year", which appear in NRS 78.330(1) and are used in most corporate by-laws.

                                                                      23
B.   HILTON CANNOT HAVE ANY "VESTED RIGHT" IN THE BY-LAWS BECAUSE
     THE BOARD CAN AMEND THE BY-LAWS

     Hilton makes much of its argument that the By-laws constitute a contract between the corporation and the stock-holders. In addition to Hilton's difficulty with the fact that the contract does not provide what Hilton claims, Hilton's argument also ignores the fact that this "contract" is expressly modifiable by the Board.

     Kidsco Inc. v. Dinsmore, 674 A.2d 483 (Del. Ch.), aff'd, 670 A.2d 1338 (Del. 1995) is particularly instructive on this point.22 In Kidsco, plaintiffs argued that the board's amendment of a by-law to enlarge from 35 to 60 days the minimum time for calling a special meeting was invalid because plaintiffs had a "vested contract right" to enforce the prior by-law. 674 A.2d at
490.23 The defendants argued that the relevant by-law "was always subject to amendment by the directors, whose power to do that was limited only by the proper exercise of their fiduciary duties."
Id. at

_____________________
  22See also Fischer v. C.J. Lawrence & Co., Inc., 481 F. Supp. 357, 361 (S.D.N.Y. 1979) (no vested right because on notice that Articles could be amended).

  23Plaintiffs also cited previous actions that they had taken in reliance on the meeting date. Id. In response to plaintiffs' claim that the board's power to amend was cut off by its detrimental reliance, the court held:
"Plaintiffs cite no authority that supports their vested rights claim."
Id. at 492.

                                                                      24
491. The court accepted defendants' argument and rejected plaintiffs' contentions, noting that "[t]he difficulty with the argument is that its 'vested right' premise is wrong." Id. at
492.  The court held further:

     "It is undisputed that the TLC certificate of incorporation expressly authorizes the directors to amend or repeal the by-laws without obtaining shareholder approval. Therefore, although the by-laws are a contract between the corporation and its stockholders (Centaur Partners, IV v. National Intergroup, Inc., Del. Supr., 582 A.2d 923, 926 (1990)), the
     contract was subject to the board's power to amend the by-laws unilaterally." 674 A.2d at 492.

The court thus concluded that:

     "this Court has held that where a corporation's by-laws put all on notice that the by-laws may be amended at any time, no vested rights can arise that would contractually prohibit an amendment." Id.; see also Heinz Aff., Ex. F, at 42-45.

     Here, just as in Kidsco, ITT's By-laws (as well as Nevada law) plainly state that the Board may amend or repeal those By-laws at any time. Hilton thus has "no vested rights . . . that would contractually prohibit an amendment." 674 A.2d at 492. See Coffee Aff. PARAPARA 34-36.

     The Kidsco court also noted that, with an exception not relevant here, "no 'contractual' right to maintain an existing by-law has ever been recognized." Id. at 492 n.6. The two cases cited by Hilton (Pl. Br. at 3-4) in support of its "contract" argument are not to the contrary. In ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094 (D. Mass.

                                                                      25
1990), the board's discretion to amend a by-law setting the "fourth Tuesday of April" as the date for the annual meeting was expressly limited by another by-law, which provided that "[n]o change in the date of the annual meeting of stockholders may be made within sixty days before the date fixed in these by-laws". Id. at 1098. The court held that although the "meeting date arguably could have been changed by the Board up until [60 days before the fourth Tuesday of April]", the "Board's purported cancellation . . . only 28 days before the scheduled annual meeting, was clearly beyond the limitation period provided in the by-laws." Id. In other words, the board did not have unlimited power to amend the by-laws.24 Similarly, in Centaur
Partners, IV v. National Intergroup, Inc., 582 A.2d 923 (Del. 1990), which is cited in the passage from Kidsco quoted above, the by-laws and the charter each specifically stated that a super majority vote of the stockholders was required to amend the provision at issue. Id.
at 927.  Once more, the board did not have unlimited power to amend the by-laws.  Id. at 925-26, 929.25
____________________
  24So clear was the limitation on the board's power to amend that the board's argument was that "it did not 'amend' the by-laws to 'change' the meeting date." Id.

  25None of the other cases cited by Hilton (Pl. Br. at 4) even addresses whether stockholders have a contractual right to enforce by-laws that are subject to amendment by the Board. Rotary Club v. Harry F. Shea & Co., 458 N.E.2d 1002 (Ill. App. Ct. 1983), and Delmarmo Assocs. v. New Jersey Eng'g. & Supply

                                                                      26
     The contrast between the restrictions placed on amendments in ER Holdings and Centaur Partners and the broad authority granted the Board under ITT's By-laws and Nevada law could not be sharper.
Hilton's contract argument simply fails to acknowledge the Board's discretion under the By-laws and under Nevada law to modify those By-laws, especially since the By-laws were never intended to impose a requirement that the annual meeting be held exactly every twelve months. Ward Aff. PARAPARA 3-4; Coffee Aff. PARA 36.

II. HILTON HAS FAILED TO SHOW THAT HOLDING THE ANNUAL MEETING LATER THAN MAY 1997 WOULD CONSTITUTE A BREACH OF THE DIRECTORS'
     FIDUCIARY DUTY

     Hilton argues once again, based on Delaware law, that the Board has breached its fiduciary duty. Specifically, Hilton argues that the fact that the ITT Board has not yet



______________
Co., 424 A.2d 847 (N.J. Sup. Ct. App. Div. 1980), two cases cited as "see also" (Pl. Br. at 4), are simply irrelevant and certainly do not contradict the principle enunciated in Kidsco. Silver v. Farrell, 450 N.Y.S.2d 938 (N.Y. App. Div. 1982), involved a clear breach of the by-laws (at 444), and there is no discussion of the Kidsco principles. The same is true for Albert E. Touchet, Inc. v. Touchet, 163 N.E. 184, 188 (Mass.
1928). Nevada ex rel. Flagg involved breach of a statutory provision rather than a by-law. Indeed, the trustee had not even adopted a by-law.
4 Nev. at 405. Similarly, Holly Sugar Corp. v. Buchsbaum, 1981 WL 1708 at *4 (D. Colo 1981), Studebaker Corp. v. Allied Prods. Corp., 256 F. Supp. 173, 189 (W.D. Mich. 1966) and Penn-Texas Corp. v. Niles-Bement-Pond Co., 112 A.2d 302, 304 (N.J. Sup. Ct. Ch. Div. 1955) all involve a breach of a statute. Danaher Corp. v. Chicago Pneumatic Tool Co., No. 86 Civ. 3499, 1986 WL 7001, *13 (S.D.N.Y. June 19, 1986) is a fiduciary duty case, not a contract case. And, from the opinion in Tullos v. Parks, 915 F.2d 1192 (8th Cir. 1990), it is simply impossible to determine the basis for the court's decision, although clearly that case does not discuss the Kidsco principles.

                                                                      27
set an annual meeting date constitutes a breach of fiduciary duty. Pl. Br. at 8. Hilton is wrong for at least three reasons.26

     First, even if Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988) accurately reflected Nevada law, which it does not, Hilton has failed to prove that the board's "primary purpose" was to interfere with the franchise. But that is what Hilton must prove to
invoke Blasius and the related cases.27    Although Hilton seeks to
impose the "compelling justification" test announced in Delaware in Blasius, Hilton does not discuss or even cite Blasius in its brief, even though counsel stressed its


__________________
  26 As ITT has previously argued, actions taken in the face of a hostile takeover attempt are, in Delaware, reviewed under the standards set forth in Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985). See ITT Opposition to Hilton's Preliminary Injunction Motion at 11-12; see also, Heinz Aff., Ex. E at 8-13. Even Hilton does not argue that Unocal is the law of Nevada, even though it cites the case (Pl. Br. at 13). Unocal is not the law of Nevada.

  27The cases that Hilton cites (Pl. Br. at 9-14) all rely (with the exception of ER Holdings, which is a contract case) on the doctrine first articulated in Schnell and then refined in Blasius as "a particularization of the more general doctrine" articulated in Aprahamian, Schnell and Lerman. See Kidsco, 674 A.2d at 495 (citing Stahl, 579 A.2d at 1122). Similarly, the Danaher case likewise cites Schnell (1986 WL 7001, *13) as does Holly Sugar (1981 WL 1708, *7). In Schnell and its progeny, "the board action found to constitute inequitable conduct . . . had the effect .
 . . of either (i) precluding effective shareholder action . . . or of (ii) snatch[ing] victory from an insurgent slate on the eve of the noticed meeting". Kidsco, 674 A.2d at 495-96 (citing Stahl, 579 A.2d at 1123).

                                                                      28
importance at the March 5, 1997 hearing. See Heinz Aff., Ex. A at 10, 20-21. Instead, Hilton simply jumps to the conclusion that, if the annual meeting is not to be held when it was held last year, the Board must demonstrate a "compelling justification." Pl. Br. at 13. This is not the law. Hilton's failure to prove this "primary purpose" that Hilton must prove before even Delaware courts will resort to the "rarely applied" compelling justification standard (Williams v. Geier, 671 A.2d 1368, 1376 (Del. 1996)) means that its motion must be denied. See Section II.A, infra.

     Second, even if Blasius accurately reflected Nevada law, which it does not, Blasius would be inapplicable under Delaware law because the ITT Board has not set the meeting date. See Section II.B, infra.

     Third, Hilton has not shown a breach of fiduciary duty under NRS 78.138(1). See Section II.C, infra.

A. HILTON CANNOT SHOW THAT THE "PRIMARY PURPOSE" OF ITT'S BOARD IS TO INTERFERE WITH THE FRANCHISE

     Hilton bears the burden of clearly demonstrating the Board's "primary purpose" is to interfere with the franchise. See Williams v. Geier, 671 A.2d 1368, 1376 (Del. 1996); Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1120 (Del. Ch. 1990). Instead of offering any proof, Hilton resorts to baseless speculation concerning the Board's present intentions and essentially argues that the only purpose for any delay must be entrenchment. Such conclusory

                                                                      29
allegations cannot suffice, especially where Hilton seeks mandatory relief that requires it to demonstrate that the law and facts are clearly in its favor. Hilton's failure to make this showing is fatal to its motion. Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651,
658, 660-61 (Del. Ch. 1988).  See also Hershfang v. Knotter, 562
F. Supp 393, 399 (E.D. Va. 1983), aff'd, 725 F.2d 675 (4th Cir. 1984).

     Unlike the cases that Hilton cites28, Hilton has not proved such inequitable conduct. Indeed, in contrast to the speculation by an uninformed affiant (Burch Aff. PARA 12), the

____________
  28Hilton's authorities all involved situations where plaintiffs proved that the board's challenged actions were designed to entrench the directors or prevent an election. In Danaher Corp. v. Chicago Pneumatic Tool Co., No. 86 Cir. 3499, 1986 WL 7001, at *13 (S.D.N.Y. June 19, 1986), board cancelled annual meeting only days after it was notified of a proxy contest, and refused to call a shareholders special meeting, as it "would not cooperate in steps that would lead to the enactment of bylaws 'that would strip the board of directors of management'". In Holly Sugar Corp. v. Buchsbaum, 1981 WL 1708, at *7 (D. Colo. 1981), management refused to call a meeting to rectify past election of directors that was conducted at meeting without quorum. In Norfolk S. Corp. v. Conrail, Inc., Civ. Action Nos. 96-7167, 96-7350 (E.D. Pa. Dec. 17, 1996), the board refused to convene the already scheduled special meeting until it was assured that it would have sufficient proxies to assure approval of its proposal. In ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094, 1098 (D. Mass. 1990), the bylaws SPECIFIED exact day and time for the annual meeting, and did not permit postponement in the manner attempted by board. In Shoen v. Amerco, 885 F. Supp. 1332, 1344 (D. Nev. 1994), modified on other grounds, 1996 WL
904199(D. Nev. 1994), vacated by stip., (D. Nev. 1995), the board advanced meeting date to truncate the time available to shareholders to wage a proxy contest to have a new board elected. In Schnell v. Chris-Craft
Indus., Inc., 285 A.2d 437, 439 (Del. 1971), board advanced date of meeting to impair efforts of those who intended to contest reelection of incumbent management.

                                                                      30
Board has not even discussed whether Hilton's nominees would be elected if the annual meeting were held in May rather than at some later time. Araskog Aff. PARA 9; White Aff. PARA 5. Nor has the
Board sought any opinions, from its proxy solicitors or otherwise, on that question. White Aff. PARA 5; Crane Aff. PARA 12. As already discussed, ITT's Board is considering the many issues raised by Hilton's hostile takeover attempt and ITT's ongoing refinement and implementation of its strategic plan. Araskog Aff. PARAPARA 5, 8, 9; White Aff. PARAPARA 4-5.

     Under these circumstances, there is simply no justification for (much less any evidence of) Hilton's speculation that the Board is acting for the primary purpose of interfering with the stockholder franchise. Indeed, as the courts have noted, the Board has the right to take action to increase its bargaining power in tender offers. E.g., Moran v. Household Int'l, Inc., 490 A.2d 1059, 1074 (Del. Ch.), aff'd, 500 A.2d 1346 (Del. 1985) (upholding validity of rights plan that deterred bidders but increased Board's flexibility). Moreover, Hilton apparently wants to force early disclosure of ITT's ongoing negotiations and other plans, even though disclosure of such information is not required under the applicable law. E.g., 17 C.F.R.
Section 240.14d-101, Schedule 14D-9, Item 7, Instruction ("If no agreement in principle has yet been reached, the possible

                                                                      31
terms of any transaction or the parties thereto need not be disclosed").

     Hilton's Blasius claims thus fail for lack of proof.

B.   BLASIUS IS INAPPLICABLE BECAUSE THE ITT BOARD HAS NOT SET THE
     MEETING DATE

     ITT's Board has not yet decided when the next annual meeting of ITT's stockholders should be held. White Aff. PARA 4. This fact is likewise dispositive of Hilton's Blasius claim.

     The failure to set a meeting date cannot constitute an inequitable interference with the stockholder franchise. As Chancellor Allen, the judge in Blasius, recognized in Stahl v. Apple Bancorp, Inc., 579 A.2d 1115, 1123 (Del. Ch. 1990): "while postponement of a noticed meeting will in some circumstances constitute an inequitable manipulation, I can in no event see that the franchise process can be said to be sufficiently engaged before the fixing of this meeting date to give rise to that possibility." See also Kidsco Inc. v. Dinsmore, 674 A.2d 483, 495-96 (Del. Ch.), aff'd, 670 A.2d 1338 (Del. 1995).

     In Stahl, Chancellor Allen confronted facts similar to those before this Court -- with the exception that the defendant board in Stahl had set a record date for the annual meeting (but not the date of the annual meeting) and then rescinded the record date in face of the hostile tender offer and accompanying proxy fight. Chancellor Allen held

                                                                      32
that "deferring this company's annual meeting where no meeting date had been set and no proxies solicited does not impair or imperil the effective exercise of the franchise to any extent." Id. at 1122.
Here, the corporate franchise process has not been engaged in any way -- the ITT Board has not even set the record date. As Chancellor Allen confirmed in Stahl:

     "In no sense can the decision not to call a meeting be likened to kinds of board action found to have constituted inequitable conduct relating to the vote. In each of these franchise cases the effect of the board action--to advance (Schnell) or defer (Aprahamian) a meeting; to adopt a bylaw (Lerman); or to fill board vacancies (Blasius)--was practically to preclude effective stockholder action (Schnell, Blasius, Lerman) or to snatch victory from an insurgent slate on the eve of the noticed meeting (Aprahamian). Here the election process will go forward at a time consistent with the company's bylaws and with Section 211 of our corporation law. Defendant's decision does not preclude plaintiff or any other Bancorp shareholder from effectively exercising his vote, nor have proxies been collected that only await imminent counting. Plaintiff has no legal right to compel the holding of the company's annual meeting under Section 211(c) of the Delaware General Corporation Law, nor does he, in my opinion, have a right in equity to require the board to call a meeting now.

     This view may be criticized as placing undue emphasis on the formal act of fixing the date of the annual meeting. However, that is an act of some dignity and significance. Once fixed that date may be postponed at least in some circumstances. But, while postponement of a noticed meeting will in some circumstances constitute an inequitable manipulation, I can in no event see that the franchise process can be said to be sufficiently engaged before the fixing of this meeting date to give rise to that possibility."29

_______________
  29 At oral argument on Hilton's prior motion, Hilton's counsel attempted to distinguish Stahl from the instant case

                                                                      33
Stahl, 579 A.2d at 1123 (citations omitted).

     Recognizing that Stahl is fatal to its argument, Hilton previously represented to this Court that "Stahl v. Apple Bancorp, Inc., 579 A.2d 1115 (Del. Ch. 1990), is no longer good authority".30 Counsel is wrong and knows it. Indeed, in 1995, the Delaware Chancery Court in Kidsco found that the case before it was "functionally indistinguishable from Stahl" and refused to apply the Blasius standard. 674 A.2d at 496. On appeal, the Delaware Supreme Court "affirmed [Kidsco] on the basis of and for the reasons stated by the Court of Chancery in its well-reasoned Memorandum Opinion". Heinz Aff., Ex. D. Thus, Stahl is good law.31

__________________
on the ground that Delaware law requires an annual meeting only once every 13 months. Heinz Aff., Ex. A, at 54. Nevada law, however, gives stockholders the limited right to compel an annual meeting no earlier than 18 months (NRS 78.345) and Hilton's counsel was mistaken in his statement about the By-laws (see n.3, supra).

  30See Hilton's Reply Memorandum in Support of Plaintiffs' Motion for Preliminary Injunction and to Strike the Sader Affidavit, dated February 21, 1997 ("Reply Mem."), at 9 n.2.

  31Hilton's current counsel of record was the counsel for the defendant in Kidsco and relied on the holding in Stahl extensively in its briefing to both the Chancery Court and the Delaware Supreme Court. See Heinz Aff., Ex. E at 12-13 and Ex. F at 23 n* & 27-30. Despite counsel's awareness of the Kidsco decision, it is not cited in Hilton's brief on this motion. Although the decision was cited in a brief filed in connection with one of Hilton's other motions for a preliminary injunction, Hilton's statement there that the target's board "temporarily postponed the holding of an

                                                                      34
     Hilton in its latest brief attempts to distinguish Stahl.
Hilton is wrong. Neither attempted distinction (Pl. Br. at 14 n.5) is relevant to the Stahl and Kidsco holdings that failure to set an election date cannot constitute a breach of Blasius;
neither attempted distinction disposes of Chancellor Allen's
"narrow ground that the action of deferring this company's annual meeting where no meeting date has yet been set and no proxies even solicited does not impair or impede the effective exercise of the franchise to any extent." Stahl, 579 A.2d at 1123; see also Kidsco, 674 A.2d at 496.

C.   HILTON HAS FAILED TO SHOW A BREACH OF FIDUCIARY DUTY UNDER
     NRS 78.138(1)

     In enacting NRS 78.138(1), the Nevada Legislature considered, and rejected, any requirement that directors must exercise their powers pursuant to a "reasonably prudent director" standard of care.32 Under

____________________
annual meeting" (Pl. Prelim. Inj. Br. at 14 fn*) is incorrect. The meeting was not an "annual meeting"; it was a special meeting called by a hostile offeror to replace the directors of the target, who had approved a merger with a third party, to be held two days after stockholders voted on the proposed merger. Kidsco, 674 A.2d at 485. In response, the target's board amended the by-laws to allow additional time between the meetings. Id.
The court, citing Stahl, rejected the Blasius claim because the board had not yet fixed the special meeting date. Id. at 496.

  32See ITT's Memorandum in Opposition to Hilton's Motion for a Preliminary Injunction ("ITT Opp."), dated February 14, 1997, at 13-14; Affidavit of Robert M. Sader ("Sader Aff.")

                                                                      35
Nevada law, the only pertinent inquiry here is whether the directors are exercising their power to establish the date of the annual meeting, "in good faith and with a view to the interests of the corporation". NRS 78.138(1). The enactment of NRS
78.138(1) in 1991 erased the objective reasonable director standard from Nevada law. As one commentator explained:

     "Unlike most states, no objective standard of care, such as an ordinarily prudent person standard is imposed [in
     Nevada]. . . . The statute does not explicitly require that the director have a reasonable belief that she is acting in the interests of the corporation. Therefore, the requirement appears to be subjective."

Keith P. Bishop, Nevada Corporation Law & Practice, Section 7.15 at 173-74 (1993).33 Thus, pursuant to the plain language


_________________
(submitted therewith) at PARAPARA 9 and 16. Compare WLR Foods, Inc. v. Tyson Foods, Inc., 65 F.3d 1172, 1184-85 (4th Cir. 1995), cert. denied, 116
S. Ct. 921 (1996) (holding that "[d]irectors' actions in Virginia are not to be judged for their reasonableness" based on a statute similar to NRS
Section  78.138(1)).

  33Hilton's claim in its Reply Memorandum in Support of Hilton's Motion to Strike the Sader Affidavit (at 4), that Bishop's commentary supports its position, is wrong. The discussion in Bishop quoted by Hilton is based on cases decided prior to the 1991 amendments to Nevada's corporate law. See Bishop, Section 7.15 at 176 (citing to cases decided in 1987, 1975, 1930 and 1939). Contrary to Hilton's argument (Reply Mem. at 10), moving the relevant subjective standard from a provision dealing solely with Directors' duties regarding interested transactions to a new provision governing the Directors' duties in general marked a change in Nevada corporate law rendering cases decided prior to 1991 inapposite. The Legislature explicitly considered, and rejected, the standards argued for by Hilton. See Sader Aff. PARAPARA 5, 8, 9.

                                                                      36
and intent of NRS 78.138(1), "the directors of a corporation violate no duty to the corporation so long as they have acted in subjective good faith with the interests of the corporation in mind." Sader Aff. PARA 9.

     Hilton's reliance on Shoen v. Amerco, 885 F. Supp. 1332 (D. Nev.
1994), is unavailing. Contrary to Hilton's assertion (Heinz Aff., Ex. A at 51), ITT does not need to claim that Shoen is wrongly decided. See id. at 45-46. In Shoen, Judge Reed expressly found that the board had acted in bad faith. 885 F. Supp. at 1343-44. The conduct thus violated NRS 78.138(1).34 However, the court did not address
NRS 78.138(1) and applied Delaware law. See 885 F. Supp. at 1340-41 & n.20; see also Heinz Aff., Ex. A at 41, 46-48.35 ITT does assert, however, that Blasius, with its concept of the "unintended" breach of the duty of loyalty, is not the law of Nevada. Heinz Aff., Ex. A at 47.

________________
  34In Shoen, the court found bad faith because the incumbent board advanced the date of the annual meeting to impede shareholder's efforts to circulate proxy material to elect a new board. 885 F. Supp. at 1342. Here there is no proof of bad faith and the Board has not set a meeting date.

  35In footnote 22 of the Shoen opinion, Judge Reed does discuss other provisions of NRS 78.138 and notes the broad discretion given directors in resisting a hostile takeover. 885 F. Supp. at 1341 n.22. Contrary to counsel's assertions on March 5, 1997 (Heinz Aff. Ex. A at 22), the Shoen briefs cited by Judge Reed do not seem to have brought to the Court's attention NRS 78.138(1). See Heinz Aff., Exs. G & H.

                                                                      37
     Hilton cannot make out a breach of NRS 78.138(1). Hilton attempts to argue that bad faith is present in this case. Specifically, Hilton speculates that ITT's Board is trying to entrench itself (Pl. Br.
at 1, 2, 8, 15; Burch Aff. PARA 10) and that there is no other reason for holding the annual meeting later than May (Pl. Br. at 13-14, 16; Burch Aff. PARA 9). Hilton is wrong.

     In contrast to Hilton's unsupported speculation, ITT has shown that there are, in fact, reasons why holding the annual meeting later than May would be in the best interests of the corporation, its stockholders and its other constituencies. Crane Aff. PARA 6; Araskog Aff. PARAPARA 4-5; Smith Aff. PARAPARA 4-9, 12; Coffee
Aff. PARAPARA 8-30. It is those factors that are motivating the Board's actions rather than any desire for entrenchment. Araskog Aff. PARAPARA 9-10; White Aff. PARAPARA 5-6. Thus, the evidence demonstrates that ITT's Board is acting in good faith and with a view to the interests of the corporation, its stockholders and its other constituencies.

III.  HILTON CANNOT DEMONSTRATE AN IMMEDIATE THREAT OF
      IRREPARABLE HARM

     Hilton neglects to allege any threatened injury that it itself will sustain as a result of the later scheduling of the meeting. This is because Hilton cannot. As Hilton has not yet obtained financing for the Offer, there is no risk that financing obtained will expire. Crane Aff. PARA 9. As no record date, much less a meeting date, has been announced,

                                                                      38
Hilton cannot complain that it has reasonably expended any money in anticipation of a May meeting. Id. The proxies, on their face, state that they are valid for one year or until the anniversary date of the last annual meeting, and thus there is no risk that the proxies will expire. Id.; cf. Aprahamian v. HBO & Co., 531 A.2d 1204, 1208 (Del.
Ch. 1987) (if annual meeting were postponed for several months, proxies would become void). Moreover, a later meeting would in no way prevent Hilton from having time to present its views to the ITT stockholders. Crane Aff. PARA 9. Indeed, Hilton has itself publicly stated that a later meeting would not preclude Hilton's Offer. See Heinz Aff., Ex. C at 6; see also Smith Aff. PARA 10.

     Hilton does claim that an injunction must issue in order to prevent the frustration of the ITT stockholders' vote. Pl. Br. at 14-
15. Hilton is wrong. The court in Stahl clearly stated that where no meeting date had yet been set and no proxies solicited, the effective exercise of the franchise was not impeded or impaired to any extent by scheduling the meeting at a later time. Stahl, 579 A.2d at 1123.

     Moreover, the authority relied upon by Hilton to support its contention is plainly inapposite. In both Shoen v. Amerco, 885
F. Supp. 1332 (D. Nev. 1994), and International Banknote Co., Inc. v. Muller, 713 F. Supp 612, 623 (S.D.N.Y. 1989), those waging a proxy contest suddenly

                                                                      39
found that their time to do so had been drastically truncated.36
Here, to the contrary, the extra time will enable the ITT Board to provide the stockholders with more information than they would otherwise receive if the meeting were held in May 1997.

     In fact, Hilton wants the meeting held in May 1997 so that it can appropriate value for itself from ITT's stockholders before ITT's stockholders can fully assess or realize the value of their investment. Smith Aff. PARAPARA 8, 11; Coffee Aff. PARAPARA 11-20; Crane Aff. PARA 11. Simply put, Hilton wants to steal value from the ITT stockholders. Indeed, Hilton cannot plausibly argue that the ITT stockholders have an interest in holding the meeting in May, as both analysts and the market have clearly indicated that Hilton's offer price is too low. Smith Aff. PARAPARA 7-8; Coffee Aff. PARAPARA 17, 19; Crane Aff. PARA 12.

     Quite simply, Hilton fails to allege any threat of immediate injury because none exists. Moreover, not only will Hilton suffer no injury, but its concern for any injury

___________________
36Nor is this a case where the board has taken "extreme" action that would inevitably result in irreparable harm to the stockholders. Danaher Corp.
v. Chicago Pneumatic Tool Co., No. 86 Civ. 3499, 1986 WL 7001 at *13 (S.D.N.Y. June 19, 1986). No proxies have been solicited, and the board did not cancel the meeting either days after learning of Hilton's intent to acquire control of the ITT board, Danaher, 1986 WL 7001 at *13, or days before the meeting was to occur. Aprahamian v. HBO & Co., 531 A.2d 1204 (Del. Ch. 1987).

the ITT stockholders would allegedly sustain is disingenuous. Hilton is wearing "two hats" in its request for extreme relief. Coffee Aff. PARAPARA 13, 21. Hilton's financial interest in bettering its chances of success at an inadequate price is far greater than its interest in protecting the stockholders from any alleged threat of disenfranchisement.
Indeed -- Hilton's "struggle to control [ITT] is at the very root of [Hilton's] action. [Hilton] is not merely an unhappy shareholder; rather [it] is also a tender offeror who is seeking to gain control of the company." Hilton's interests are thus "manifestly antagonistic". Baron v. Strawbridge & Clothier, 646 F. Supp. 690, 695 (E.D. Pa. 1986).

                              CONCLUSION

     For all of the reasons set forth above, ITT respectfully requests that the Court deny Hilton's motion.

     DATED this 13th day of March, 1997.




                    KUMMER KAEMPFER BONNER & RENSHAW,

                      By /s/ Von S. Heinz
                         ----------------------------
                         THOMAS F. KUMMER
                         VON S. HEINZ
                         Seventh Floor
                         3800 Howard Hughes Parkway
                         Las Vegas, Nevada 89109
                         Attorney for Defendant/
                         Counterclaimant
                         ITT CORPORATION

                                                                      41
                        CERTIFICATE OF SERVICE

          Pursuant to Fed. R. Civ. P. 5(b), I hereby certify that service of the foregoing ITT'S MEMORANDUM IN OPPOSITION TO HILTON'S MOTION FOR A PRELIMINARY INJUNCTION REQUIRING ITT TO CONDUCT ITS ANNUAL MEETING IN MAY 1997 was made this date by delivering by hand a true copy of the same to the following:

               Steve Morris
               Kristina Pickering
               Schreck Morris
               1200 Bank of America Plaza
               300 South Fourth Street
               Las Vegas, Nevada 89101

and by delivering by regular U.S. mail a true copy of the same to the following:

               Bernard W. Nussbaum
               Eric M. Roth
               Marc Wolinsky
               Scott L. Black
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019

     DATED this 13th day of March, 1997.



                         /s/ Elizabeth Moulton
                    ------------------------------
                    An Employee of Kummer Kaempfer
                    Bonner & Renshaw

                           TABLE OF CONTENTS                         Page
                                                                     ----

Preliminary Statement . . . . . . . . . . . . . . . . . . . . . .       2

Statement of Facts  . . . . . . . . . . . . . . . . . . . . . . .       3

     A.  Hilton's Tender Offer and ITT's Response . . . . . . . .       3

     B.  ITT's By-laws and the Nevada Statutory Scheme  . . . . .       5

     C.  ITT's 1997 Annual Meeting  . . . . . . . . . . . . . . .       7

 Argument   . . . . . . . . . . . . . . . . . . . . . . . . . . .      11

 I.   HILTON HAS FAILED TO SHOW THAT ITT IS REQUIRED TO HOLD ITS
      ANNUAL MEETING IN MAY   . . . . . . . . . . . . . . . . . .      11

      A.  ITT's By-laws Do Not Require an Annual Meeting in May .      12

      B.  Hiltong Cannot Have Any "Vested Right" in the By-laws
          Because the Board Can Amend the By-laws . . . . . . . .      17

 II.  HILTON HAS FAILED TO SHOW THAT HOLDING THE ANNUAL MEETING
      LATER THAN MAY 1997 WOULD CONSTITUTE A BREACH OF THE
      DIRECTORS' FIDUCIARY DUTY   . . . . . . . . . . . . . . . .      21

      A.  Hilton Cannot Show That the "Primary Purpose" of ITT"s
          Board Is to Interfere With the Franchise  . . . . . . .      22

      B.  Blasius Is Inapplicable Because the ITT Board Has Not
          Set the Meeting Date  . . . . . . . . . . . . . . . . .      24

      C.  Hilton  Has Failed to Show a Breach of Fiduciary Duty
          Under NRS 78.138(1) . . . . . . . . . . . . . . . . . .      27


 III. HILTON CANNOT DEMONSTRATE AN IMMEDIATE THREAT OF IRREPARABLE
      HARM  . . . . . . . . . . . . . . . . . . . . . . . . . . .      30


 Conclusion   . . . . . . . . . . . . . . . . . . . . . . . . . .      32

                         TABLE OF AUTHORITIES

                                                                       Page
                                                                       ----

     Albert E. Touchet, Inc. v. Touchet, 163 N.E. 184
     (Mass. 1928) . . . . . . . . . . . . . . . . . . . . . . .          20

     Anderson v. United States, 612 F.2d 1112 (9th Cir.
     1979)  . . . . . . . . . . . . . . . . . . . . . . . . . .          11

     Aprahamian v. HBO & Co., 531 A.2d 1204 (Del. Ch.
     1987)  . . . . . . . . . . . . . . . . . . . . . . . . . .  21, 30, 31

     Baron v. Strawbridge & Clothier, 646 F. Supp. 690
     (E.D. Pa. 1986)  . . . . . . . . . . . . . . . . . . . . .          32

     Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651
     (Del. Ch. 1988)  . . . . . . . . . . . . . . . . . . . . . 21, 22, 24,
                                                                     26, 28

     Centaur Partners, IV v. National Intergroup, Inc.,
     582 A.2d 923 (Del. 1990) . . . . . . . . . . . . . . . . .          20

     Crank v. Nevada Indus. Comm'n, 675 P.2d 413 (Nev.
     1984)  . . . . . . . . . . . . . . . . . . . . . . . . . .          16

     Dahl v. HEM Pharmaceuticals Corp., 7 F.3d 1399 (9th
     Cir. 1993) . . . . . . . . . . . . . . . . . . . . . . . .          11

     Danaher Corp. v. Chicago Pneumatic Tool Co., No. 86
     Civ. 3499, 1986 WL 7001 (S.D.N.Y. June 19, 1986) . . . . . 14, 20, 21,
                                                                 22, 30, 31

     Delmarmo  Assocs. v. New Jersey Eng'g. & Supply Co.,
     424 A.2d 847 (N.J. Super. Ct. App. Div. 1980)  . . . . . .          20


     In re Delta Fin. Servs., Inc., No. 89-35552, 1990 WL
     212665 (9th Cir. Dec. 18, 1990)  . . . . . . . . . . . . .          13

     Double O Mining Co. v. Simrak, 132 P.2d 605 (Nev.
     1942)  . . . . . . . . . . . . . . . . . . . . . . . . . .          15

     ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094
     (D. Mass. 1990)  . . . . . . . . . . . . . . . . . . . . . 12, 19, 20,
                                                                     21, 23
     Fischer v. C.J. Lawrence & Co., Inc., 481 F. Supp.
     357 (S.D.N.Y. 1979)  . . . . . . . . . . . . . . . . . . .          18

     Gramanz v. T-Shirts & Souvenirs, Inc., 894 P.2d 342
     (Nev. 1995)  . . . . . . . . . . . . . . . . . . . . . . .          16

                                                                       Page
                                                                       ----
     Hershfang v. Knotter, 562 F. Supp. 393 (E.D. Va.
     1983), aff'd, 725 F.2d 675 (4th Cir. 1984) . . . . . . . .          22

     Holly Sugar Corp. v. Buchsbaum, 1981 WL 1708 (D.
     Colo. 1981)  . . . . . . . . . . . . . . . . . . . . . . .  20, 21, 23

     International Banknote Co., Inc. v. Muller, 713
     F. Supp. 612 (S.D.N.Y. 1989) . . . . . . . . . . . . . . .          30


     Kidsco Inc. v. Dinsmore, 674 A.2d 483 (Del. Ch.),
     aff'd 670 A.2d 1338 (Del. 1995)  . . . . . . . . . . . . . 18, 19, 20,
                                                                 24, 26, 27

     Lerman v. Diagnostic Data, Inc. 421 A.2d 906 (Del.
     Ch. 1980)  . . . . . . . . . . . . . . . . . . . . . . . .          21


     Moran v. Houshold Int'l, Inc. 490 A.2d 1059 (Del.
     Ch.), aff'd, 500 A.2d 1346 (Del. 1985)   . . . . . . . . .          23

     Nevada ex rel. Curtis v. McCullough, 3 Nev. 202
     (1867) . . . . . . . . . . . . . . . . . . . . . . . . . .   13, 16, 17


     Nevada ex rel. Flagg v. Board of Trustees, 4 Nev. 400
     (1868) . . . . . . . . . . . . . . . . . . . . . . . . . .      13, 20


     Norfolk S. Corp. v. Conrail, Inc., Civil Action Nos.
     96-7167, 96-7350 (E.D. Pa. Dec. 17, 1996)  . . . . . . . .          23


     Ocilla Indus., Inc. v. Katz, 677 F. Supp. 1291
     (E.D.N.Y. 1987)  . . . . . . . . . . . . . . . . . . . . .          14


     Penn-Texas Corp. v. Niles-Bement-Pond Co., 112 A.2d
     302 (N.J. Sup. Ct. Ch. Div. 1955)  . . . . . . . . . . . .          20


     Rotary Club v. Harry F. Shea & Co., 458 N.E.2d 1002
     (Ill. App. Ct. 1983) . . . . . . . . . . . . . . . . . . .          20

     Schnell v. Chris-Craft Indus., Inc., 285 A.2d 437
     (Del. 1971)  . . . . . . . . . . . . . . . . . . . . . . .      21, 23


     Shoen v. Amerco, 885 F. Supp. 1332 (D. Nev. 1994),
      modified on other grounds, 1996 WL 904199 (D. Nev.
      1994), vacated by stip., (D. Nev. 1995)  . . . . . . . . .  23, 28, 30

                                                                       Page


     Silver v. Farrell, 450 N.Y.S.2d 938 (N.Y. App. Div.
      1982)  . . . . . . . . . . . . . . . . . . . . . . . . . .       14,20


     Stahl v. Apple Bancorp, Inc., 579 A.2d 1115 (Del.
     Ch. 1990)  . . . . . . . . . . . . . . . . . . . . . . . .  11, 22, 24,
                                                                 25, 26, 27,
                                                                         30

     Stanley v. University of S. Cal., 13 F.3d 1313 (9th
     Cir. 1994) . . . . . . . . . . . . . . . . . . . . . . . .          11

     Studebaker Corp. v. Allied Prods. Corp., 256 F. Supp.
     173 (W.D. Mich. 1966)  . . . . . . . . . . . . . . . . . .          20

     Tullos v. Parks, 915 F.2d 1192 (8th Cir. 1990) . . . . . .          20

     Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946
     (Del. 1985)  . . . . . . . . . . . . . . . . . . . . . . .          21

     Williams v. Geier, 671 A.2d 1368 (Del. 1996) . . . . . . .          22

     WLR Foods, Inc. v. Tyson Foods, Inc., 65 F.3d 1172
     (4th Cir. 1995), cert. denied, 116 S. Ct. 921 (1996) . . .          27

     Statutes and Other Authorities

     17 C.F.R. Section  240.14d-101 . . . . . . . . . . . . . .          24

     NRS 78.120 . . . . . . . . . . . . . . . . . . . . . . . .        5, 7


     NRS 78.138 . . . . . . . . . . . . . . . . . . . . . . . .        5, 7

     NRS 78.330 . . . . . . . . . . . . . . . . . . . . . . . .       7, 8,
                                                                 27, 28, 29

     NRS 78.345 . . . . . . . . . . . . . . . . . . . . . . . .  5, 13, 14,
                                                                     17, 26

     Keith P. Bishop, Nevada Corporation Law & Practice
     (1993) . . . . . . . . . . . . . . . . . . . . . . . . . .          28